EXHIBIT C


                       Central and South West Corporation

Name                       Prior Year Compensation   To Be Received

E.R. Brooks                1,075,199                          1,150,000
Larry B. Connors             160,000                            165,000
Glenn Files                  572,700                            375,000
T.M. Hagan                   309,645                            215,000
Wendy Hargus                 170,000                            176,000
Stephen J. McDonnell         175,000                            181,000
Ferd. C. Meyer, Jr.          345,000                            345,000
Glenn D. Rosilier            334,750                            334,750
T.V. Shockley, III           705,462                            710,500